UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2020

NMI Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36174	45-4914248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 Powell Street, 12th Floor, Emeryville, CA
(Address of Principal Executive Offices)
94608
(Zip Code)
(855) 530-6642
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	NMIH	Nasdaq
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition
On August 5, 2020, NMI Holdings, Inc. (the "Company" or "NMIH") issued a press release announcing its financial results for the quarter ended June 30, 2020. A copy of the press release is furnished as Exhibit 99.1 to this report.
The information included in, or furnished with, this Item 2.02, including Exhibit 99.1, has been "furnished" and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall it be deemed incorporated by reference in any filing or other document under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing or document.
Item 7.01 Regulation FD
Operating Statistics
On August 5, 2020, the Company reported selected operating statistics for the month of July 2020. At July 31, 2020, the Company reported 14,175 loans in default and a default ratio of 3.78%.

	Default Activity as of:
	3/31/2020	6/30/2020	7/31/2020
Number of loans in default (1)	1,449	10,816	14,175
Default rate (2)	0.38%	2.90%	3.78%

	New Insurance Written During:
	Quarter Ended 3/31/2020	Quarter Ended 6/30/2020	Month Ended 7/31/2020
Weighted average composition
FICO	757	762	763
Loan-to-value (LTV)	91.3%	90.7%	90.9%
Debt-to-income (DTI)	34.4%	33.3%	33.0%

In-focus risk segments
95.01-97.0% LTV	6.4%	4.2%	2.5%
<680 FICO	1.9%	1.0%	0.7%
>45% DTI	10.3%	7.0%	4.8%
Layered risk (3)	0.2%	0.1%	0.1%
(1) Loans are considered to be in default as of the payment date at which a borrower has missed the preceding two or more consecutive monthly payments
(2) Default ratio is calculated as total loans in default divided by total policies in force
(3) Layered risk includes loans with more than one in-focus risk factor

The information concerning the Company's default inventory is compiled from reports received from loan servicers and can be influenced by, among other things, the date on which a servicer generates its report, the number of business days in a month, and transfers of servicing rights between loan servicers. We expect that we will see a significant increase in our default population going forward as borrowers face challenges related to the COVID-19 outbreak and benefit from the forbearance program for federally backed loans codified under the CARES Act or other programs made available by private lenders.
COVID-19 Developments
On August 5, 2020, the Company provided an update related to the current business environment as impacted by the novel coronavirus ("COVID-19"), which will also be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.
On January 30, 2020, the World Health Organization declared the outbreak of the COVID-19 virus to be a global health emergency and characterized the outbreak as a global pandemic on March 11, 2020. In an effort to stem contagion and control the COVID-19 pandemic, the population at large has severely curtailed day-to-day activity and local, state and federal regulators have imposed a broad set of restrictions on personal and business conduct nationwide. The COVID-19 pandemic, along with the widespread public and regulatory response, has caused a dramatic slowdown in U.S. and global economic activity and a record number of Americans have been furloughed or laid-off.
The global dislocation caused by COVID-19 is unprecedented and, while there is broad hope for medical advances that might relieve the crisis and provide for a near-term return to normalized activity, it is not known how long the dislocation will persist and if or when any such medical advances may be developed or made available. In response to the COVID-19 outbreak and continuing uncertainties, we activated our business continuity program to ensure our employees are safe and able to continue serving our customers without interruption. We have also sought to broadly assess the impact that the COVID-19 outbreak has had and may continue to have on the U.S economy and housing market, and the implications for the mortgage insurance market, and our business performance and financial position.
Potential Impact on the U.S. Housing Market and Mortgage Insurance Industry
The U.S. housing market is demonstrating notable resiliency amidst the broader economic dislocation caused by the outbreak of COVID-19. Low interest rates are helping to support housing affordability, and medical concerns and lifestyle preferences are driving people to move from densely populated urban areas to suburban communities where social distancing is more easily achieved, and shelter-in-place directives are reinforcing the value of homeownership – all of which are contributing to an influx of new home buyers, record levels of purchase demand, and generally stable to rising house prices nationally.
While the possibility remains that the housing market will soften, we believe the general strength of the market coming into the COVID-19 crisis will help to mitigate the risk of a severe pullback. We observe several favorable differences in the current environment compared to the period leading up to and through the 2008 Financial Crisis – the last period of significant economic volatility in the U.S. and one noted for its significant housing market dislocation. Such differences include:
(i) the generally higher quality borrower base (as measured by weighted average FICO scores and loan-to-value (LTV) ratios) and tighter underwriting standards (with, among other items, full-documentation required to verify borrower income and asset positions) that prevail in the current market;
(ii) the lower concentration of higher risk loan structures, such as negative amortizing, interest-only or short-termed option adjustable-rate mortgages being originated and outstanding in the current market;
(iii) the meaningfully higher proportion of loans used for lower risk purposes, such as the purchase of a primary residence or rate-term refinancing in the current market, as opposed to cash-out refinancings, investment properties or second home purchases, which prevailed to a far greater degree in the lead up to the 2008 Financial Crisis;
(iv) the availability and immediate application by politicians, regulators, lenders, loan servicers and others of a broad toolkit of resources designed to aid distressed borrowers, including forbearance, foreclosure moratoriums and other assistance programs codified under the Coronavirus Aid, Relief, and Economic Security (CARES) Act enacted on March 27, 2020; and
(v) the broader and equally immediate application of a massive amount of fiscal and monetary stimulus by the federal government under the CARES Act and across a range of other programs designed to assist unemployed individuals and distressed businesses, as well as support the smooth functioning of various capital and risk markets.
We also perceive the house price environment in the period leading up to the COVID-crisis to be anchored by more balanced market fundamentals than that in the period leading up to the 2008 Financial Crisis. We believe the 2008 Financial Crisis was directly precipitated by irresponsible behavior in the housing market in which home prices were driven to unsustainable heights (a so-called "bubble"). We see a causal link between the housing market and the 2008 Financial Crisis that we do not see in the COVID-19 outbreak, and we believe this will further contribute to housing market stability through the COVID-19 pandemic.
We anticipate that total purchase mortgage origination volume will grow compared to what it otherwise would have been as house prices remain stable (and potentially continue to increase) and purchase transaction volume expands with COVID-19 spurring increased demand for homeownership. We also expect total refinancing origination volume will increase significantly as declining mortgage rates create continued refinancing opportunities for existing borrowers.
Growth in total mortgage origination volume increases the addressable market for the U.S. mortgage insurance industry, while accelerated refinancing activity increases prepayment speed on outstanding insured mortgages. In this context, we anticipate total U.S. mortgage insurance industry new insurance written (NIW) volume will increase, potentially to record levels, while we expect the persistency of existing in-force insured risk across the industry will decline precipitously.
While we currently observe broad resiliency in the housing and high-LTV mortgage markets and, for the reasons discussed above, expect this trend to continue in the near term, the ultimate impact of COVID-19 remains highly uncertain.

Potential Impact on the Company's Business Performance and Financial Position
Operations
We had 269 employees at June 30, 2020, including 125 who typically work at our corporate headquarters in Emeryville, CA and 144 who typically work from home in locations across the country. In response to the COVID-19 outbreak, we activated our business continuity program and instituted additional work-from-home practices for our 125 Emeryville-based staff. We have transitioned our operations seamlessly and continue to positively engage with customers on a remote basis. Our IT environment, underwriting capabilities, policy servicing platform and risk architecture have continued without interruption, and our internal control environment and internal controls over financial reporting are unchanged. We have achieved this transition without incurring additional capital expenditures or operating expenses and we believe our current operating platform can continue to support our newly distributed needs for an extended period without further investment beyond that planned in the ordinary course.
New Business Production
Our NIW has expanded significantly in past periods, driven by growth in the overall mortgage insurance market and the success we have had further developing our customer franchise. During the three-year period between January 1, 2017 and December 31, 2019, we activated 340 new lenders, growing our franchise by over 45%, and successfully deepened our engagement with many existing customers. In the same period, total U.S. mortgage insurance NIW volume increased by 19% annually - peaking at $384 billion for the year-ended December 31, 2019. Notwithstanding the recent gains and the customer success we have achieved, we initially expected that the onset of COVID-19 would cause our total NIW volume (and total U.S. mortgage insurance industry volume) to decline. Our initial expectations have not borne out – the broad resiliency of the housing market and increased demand for homeownership now being observed are driving record volume for us and the broader U.S. mortgage insurance industry.
We wrote $13.1 billion of NIW during the three months ended June 30, 2020, up 16% compared to the three months ended March 31, 2020. We now expect our NIW volume and total U.S. mortgage insurance industry production will continue to grow in 2020, with the potential for total market production and our NIW volume to reach record levels.
We have broadly defined underwriting standards and loan-level eligibility criteria that are designed to limit our exposure to higher risk loans, and have used Rate GPS® to actively shape the mix of our new business production and insured portfolio by, among other risk factors, borrower FICO score, debt-to-income (DTI) ratio and LTV ratio. At June 30, 2020, the weighted average FICO score of our insurance-in-force (IIF) was 752 and we had a 4% mix of below 680 FICO score risk. Similarly, at June 30, 2020, the weighted average LTV ratio (at origination) of our insured portfolio was 91.8% and we had a 9% mix of 97% LTV risk. In the weeks following the outbreak of COVID-19, we adopted changes to our underwriting guidelines, including changes to our loan documentation requirements, asset reserve requirements, employment verification process and income continuance determinations, which we expect will further strengthen the credit risk profile of our new business production.
We set our premium rates based on a broad range of individual and market variables, including property type, type of loan product, borrower credit characteristics, and lender profile. Given the significant economic dislocation caused thus far by the COVID-19 outbreak, and the uncertain duration and ultimate global impact of this crisis, we have taken action to increase the premium rates we charge on all new business production, in accordance with our filed rates and applicable rating rules. We expect the pricing changes we have instituted will increase the rate received on NIW volume in future periods and further enhance the credit mix of our new business production.
Delinquency Trends and Claims Expense
We had 10,816 defaulted loans in our primary insured portfolio at June 30, 2020, which represented a 2.90% default rate against our 372,934 total policies in-force. Our default population has increased significantly as borrowers have faced increasing challenges related to the COVID-19 outbreak and chosen to access the forbearance program for federally backed loans codified under the CARES Act or other similar assistance programs made available by private lenders. We expect our default population will grow in future periods as additional borrowers who have accessed forbearance programs and paused their monthly mortgage payments age into default status. At June 30, 2020, 28,555 or 7.7% of the loans we insured in our primary portfolio were enrolled in a forbearance program, including 9,502 of the loans in our default population, 6,752 loans that had missed at least one payment, but not progressed into default status and 12,301 additional loans that were fully performing without any missed payments. As of July 31, 2020, our default population had increased to 14,175, representing a 3.8% default rate.
We establish reserves for claims and allocated claim expenses when we are notified that a borrower is in default. The size of the reserve we establish for each defaulted loan (and by extension our aggregate reserve and claims expense) will reflect our best estimate of the future claim payment to be made under each individual policy. Our future claims exposure is a function of the number of delinquent loans that progress to claim payment (which we refer to as frequency) and the amount to be paid to settle such claims (which we refer to as severity). Our estimates of claims frequency and severity are not formulaic, rather they are broadly synthesized based on historical observed experience for similarly situated loans and assumptions about future macroeconomic factors.

We generally observe that forbearance programs are an effective tool to bridge dislocated borrowers from a time of acute stress to a future date when they can resume timely payment of their mortgage obligations. The effectiveness of forbearance programs is enhanced by the availability of various repayment and loan modification options, which allow borrowers to amortize, or in certain instances fully defer the payments otherwise due during the forbearance period, over an extended length of time. In response to the onset of the COVID-19 outbreak, Fannie Mae and Freddie Mac (the GSEs) have introduced new repayment and loan modification options to further assist borrowers with their transition out of forbearance and back into performing status. Our reserve setting process considers the beneficial impact of forbearance, foreclosure moratorium and other assistance programs available to defaulted borrowers. At June 30, 2020, we established lower reserves for defaults that we consider to be connected to the COVID-19 outbreak given our expectation that forbearance, repayment and modification, and other assistance programs will aid affected borrowers and drive higher cure rates on such defaults than we would otherwise expect to experience on similarly situated loans that did not benefit from broad-based assistance programs.
Our master policies require insureds to file a claim no later than 60-days after completion of a foreclosure, and in connection with the claim, the insured is generally entitled to include in the claim amount (i) interest (capped at three years) and (ii) certain advances, each as incurred through the date the claim is filed. Under our master policies, a national foreclosure moratorium of the type currently required will not limit the amount of accrued interest (subject to the three-year limit) or advances that may be included in the claim amount. If the duration of the current foreclosure moratorium mandated by the GSEs is extended beyond August 31, 2020 for an extended period of time, loans in our default inventory, including those with defaults unrelated to the COVID-19 crisis that had not yet gone through foreclosure, may remain in a pre-foreclosure default status for a prolonged period of time, which would delay our receipt of certain claims for loans that do not cure and could increase the severity of claims we may ultimately be required to pay after the moratorium is lifted.
Regulatory Capital Position
As an approved mortgage insurer and Wisconsin-domiciled carrier, we are required to satisfy financial and/or capitalization requirements stipulated by each of the GSEs and the Wisconsin Office of the Commissioner of Insurance (Wisconsin OCI).
The financial requirements stipulated by the GSEs are outlined in the GSEs' private mortgage insurer eligibility requirements (PMIERs). Under the PMIERs, we must maintain available assets that are equal to or exceed a minimum risk-based required asset amount, subject to a minimum floor of $400 million. At June 30, 2020, we reported $1,656 million available assets against $1,048 million risk-based required assets for a $609 million of “excess” funding position. The capital relief we expect to receive in connection with our 2020 insurance-linked notes (ILN) transaction is not included in our PMIERs position as of June 30, 2020, as the transaction was completed after quarter end. In future periods, the 2020 ILN Transaction will bolster our "excess" PMIERs funding position, subject to GSE approvals.
The risk-based required asset amount under PMIERs is determined at an individual policy-level based on the risk characteristics of each insured loan. Loans with higher risk factors, such as higher LTVs or lower borrower FICO scores, are assessed a higher charge. Non-performing loans that have missed two or more payments are generally assessed a significantly higher charge than performing loans, regardless of the underlying borrower or loan risk profile; however, special consideration is given under PMIERs to loans that are delinquent on homes located in an area declared by the Federal Emergency Management Agency (FEMA) to be a Major Disaster zone. In June 2020, the GSEs issued additional guidance on the risk-based treatment of loans affected by the COVID-19 crisis. Under the revised guidance, non-performing loans that are subject to a forbearance program granted in response to a financial hardship related to COVID-19 will benefit from a permanent 70% risk-based required asset haircut for the duration of the forbearance period and subsequent repayment plan or trial modification period.
Our PMIERs minimum risk-based required asset amount is also adjusted for our reinsurance transactions (as approved by the GSEs). Under our quota share reinsurance treaties, we receive credit for the PMIERs risk-based required asset amount on ceded RIF. As our gross PMIERs risk-based required asset amount on ceded risk-in-force (RIF) increases, our PMIERS credit for ceded RIF automatically increases as well (in an unlimited amount). Under our ILN transactions, we generally receive credit for the PMIERs risk-based required asset amount on ceded RIF to the extent such requirement is within the subordinated coverage (excess of loss detachment threshold) afforded by the transaction. We have structured our ILN transactions to be overcollateralized, such that there are more ILN notes outstanding and cash held in trust than we currently receive credit for under the PMIERs. To the extent our PMIERs risk-based required asset amount on RIF ceded under the ILN transactions grows, we receive increased PMIERs credit under the treaties. The increasing PMIERs credit we receive under the ILN treaties is further enhanced by their delinquency lockout triggers. In the event of certain credit enhancement or delinquency events, the ILN notes stop amortizing and the cash held in trust is secured for our benefit (a Lock-Out Event). As the underlying RIF continues to run-off, this has the effect of increasing the overcollateralization within, and excess PMIERs capacity provided by, each ILN structure.

Effective June 25, 2020, a Lock-Out Event was deemed to have occurred for each of the 2017, 2018 and 2019 ILN Transactions and the amortization of reinsurance coverage, and distribution of collateral assets and amortization of insurance-linked notes was suspended for each ILN Transaction. The amortization of reinsurance coverage, distribution of collateral assets and amortization of insurance-linked notes will remain suspended for the duration of the Lock-Out Event for each ILN Transaction, and during such period the overcollateralization within and PMIERs capacity provided by each ILN Transaction will grow as assets are preserved in the applicable reinsurance trust account.
The following table provides detail on the level of overcollateralization of each of our ILN Transactions at June 30, 2020:

($ values in thousands)	2017 ILN Transaction	2018 ILN Transaction	2019 ILN Transaction
Ceded RIF	$2,697,982	$3,233,508	$4,065,248

Current First Layer Retained Loss	122,034	123,694	123,345
Current Reinsurance Coverage	40,226	158,489	231,877
Eligible Coverage	$162,260	$282,183	$355,222
Subordinated Coverage	6.01%	8.73%	8.74%

PMIERs Charge on Ceded RIF	5.57%	7.00%	7.40%
Overcollateralization	$11,917	$55,709	$54,238

Delinquency Trigger	4.0%	4.0%	4.0%
At June 30, 2020, we had an aggregate $122 million of overcollateralization available across the 2017, 2018 and 2019 ILN Transactions to absorb an increase in the PMIERs risk-based required asset amount on ceded RIF. Assuming the Lock-Out Events remain in effect for each transaction and our underlying RIF continues to run-off at the same rate as it did during the month ended June 30, 2020, we estimate that our total overcollateralization would increase by up to approximately $80 million per quarter.
Our PMIERs funding requirement will go up in future periods based on the volume and risk profile of our new business production, and performance of our in-force insurance portfolio. We estimate, however, that we will remain in compliance with our PMIERs asset requirements even if the forbearance-driven default rate on our in-force portfolio materially exceeds its current level, given our $609 million excess available asset position at June 30, 2020, the nationwide applicability of the 70% haircut on delinquent policies affected by the COVID-19 crisis, the increasing PMIERs relief automatically provided under each of our quota share treaties and 2017, 2018, and 2019 ILN Transactions and additional risk protection and PMIERs capacity provided under our newly announced 2020 ILN and QSR Transactions.
NMIC is also subject to state regulatory minimum capital requirements based on its RIF. Formulations of this minimum capital vary by state, however, the most common measure allows for a maximum ratio of RIF to statutory capital (commonly referred to as "risk-to-capital" or "RTC") of 25:1. The RTC calculation does not assess a different charge or impose a different threshold RTC limit based on the underlying risk characteristics of the insured portfolio. Non-performing loans are treated the same as performing loans under the RTC framework. As such, the PMIERs generally imposes a stricter financial requirement than the state RTC standard, and we expect this to remain the case in the aftermath of the COVID-19 outbreak.
Liquidity
We evaluate our liquidity position at both a holding company (NMIH) and primary operating subsidiary (National Mortgage Insurance Corporation (NMIC)) level. As of June 30, 2020, we had $1.9 billion of consolidated cash and investments, including $76 million of cash and investments at NMIH.
On June 8 2020, NMIH completed the sale of 15.9 million shares of common stock, including the exercise of a 15% overallotment option, and raised proceeds of approximately $220 million, net of underwriting discounts, commissions and other direct offering expenses. On June 19, 2020, NMIH also completed the sale of its $400 million aggregate principal amount of senior secured notes, raising net proceeds of $244 million after giving effect to offering expenses and the repayment of the principal amount outstanding under our $150 million 2018 Term Loan. NMIH contributed approximately $445 million of capital to NMIC following completion of its respective Notes and common stock offerings.
NMIH also has access to $100 million of undrawn revolving credit capacity under our 2020 Revolving Credit Facility and $16.1 million of aggregate ordinary course dividend capacity available from NMIC and National Mortgage Reinsurance Inc One without the prior approval of the Wisconsin OCI. Amounts drawn under the 2020 Revolving Credit Facility are available as directed for NMIH needs or may be down-streamed to support the requirements of our operating subsidiaries if we so decide.

NMIH's principal liquidity demands include funds for the payment of (i) certain corporate expenses, (ii) certain reimbursable expenses of our insurance subsidiaries, including NMIC, and (iii) principal and interest as due on our outstanding debt. NMIH generates cash interest income on its investment portfolio and benefits from tax, expense-sharing and debt service agreements with its subsidiaries. Such agreements have been approved by the Wisconsin OCI and provide for the reimbursement of substantially all of NMIH's annual cash expenditures. While such agreements are subject to revocation by the Wisconsin OCI, we do not expect such action to be taken at this time. The Wisconsin OCI has refreshed its approval of the debt service agreement providing for the additional reimbursement by NMIC of interest expense due on our newly issued Notes and 2020 Revolving Credit Facility.
NMIC's principal sources of liquidity include (i) premium receipts on its insured portfolio and new business production, (ii) interest income on its investment portfolio and principal repayments on maturities therein, and (iii) existing cash and cash equivalent holdings. At June 30, 2020, NMIC had $1.7 billion of cash and investments, including $433 million of cash and equivalents. NMIC's principal liquidity demands include funds for the payment of (i) reimbursable holding company expenses, (ii) premiums ceded under our reinsurance transactions (iii) claims payments, and (iv) taxes as due or otherwise deferred through the purchase of tax and loss bonds. NMIC's cash inflow is generally significantly in excess of its cash outflow in any given period. During the twelve-month period ended June 30, 2020, NMIC generated $237 million of cash flow from operations and received an additional $437 million of cash flow on the maturity, sale and redemption of securities held in its investment portfolio. NMIC is not a party to any contracts (derivative or otherwise) that require it to post an increasing amount of collateral to any counterparty and NMIC's principal liquidity demands (other than claims payments) generally develop along a scheduled path (i.e., are of a contractually predetermined amount and due at a contractually predetermined date). NMIC's only use of cash that develops along an unscheduled path is claims payments. Given the breadth and duration of forbearance programs available to borrowers, separate foreclosure moratoriums that have been enacted at a local, state and federal level, and the general duration of the default to foreclosure to claim cycle, we do not expect NMIC to pay meaningful cash claims in the near-term.
Premiums paid to NMIC on monthly policies are generally collected and remitted by loan servicers. We have noted the broad discussion about the liquidity challenges loan servicers may themselves face in the event of widespread borrower utilization of forbearance programs. We do not currently believe that loan servicer liquidity issues will have a material impact on NMIC's premium receipts or liquidity profile. Loan servicers are contractually obligated to advance mortgage insurance premiums in a timely manner, even if the underlying borrowers fail to remit their monthly mortgage payments. In June 2020, the GSEs issued guidance to the PMIERs that, among other items, requires us to notify them of our intent to cancel coverage on policies for which servicers have failed to make timely premium payments so that the GSEs can pay the premiums directly to us and preserve the mortgage insurance coverage. Through June 30, 2020, we did not see any notable changes in servicer payment practices, with servicers generally continuing to remit monthly premium payments as scheduled, including those for policies covering loans that are in a forbearance program.
Investment portfolio
At June 30, 2020, we had $1.9 billion of cash and invested assets. Our investment strategy equally prioritizes capital preservation alongside income generation, and we have a long-established investment policy that sets conservative limits for asset types, industry sectors, single issuers and instrument credit ratings. At June 30, 2020, our investment portfolio was comprised of 100% fixed income assets with 100% of our holdings rated investment grade and our portfolio having an average rating of "A+." At June 30, 2020, our portfolio was in a $53 million aggregate unrealized gain position; it was highly liquid and highly diversified with no Level 3 asset positions and no single issuer concentration greater than 1.3%. We did not record any allowance for credit losses in the portfolio during the three months ended June 30, 2020, as we expect to recover the amortized cost basis of all securities held.
The pre-tax book yield on our investment portfolio was 2.4% for the three months ended June 30, 2020. At the onset of the COVID-19 crisis, we decided to prioritize liquidity and increased our cash and equivalent holdings as a percentage of our total portfolio. We believe such action was prudent in light of the heightened market volatility and general uncertainty developing in the early stages of the COVID-19 pandemic; however, it contributed to a decline in our pre-tax book yield during the quarter. We have since redeployed much of our excess liquidity position and expect net investment income to rebound in the future.
Taxes
The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property. We continue to monitor the impact that the CARES Act may have on our business, financial condition and results of operations.
Forward-Looking Statements
Certain statements contained in this filing or any other written or oral statements made by or on behalf of the Company in connection therewith may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended

(the "Securities Act"), Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the U.S. Private Securities Litigation Reform Act of 1995 (the "PSLRA"). The PSLRA provides a "safe harbor" for any forward-looking statements. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements, including any statements about our expectations, outlook, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "believe," "can," "could," "may," "predict," "assume," "potential," "should," "will," "estimate," "plan," "project," "continuing," "ongoing," "expect," "intend" and similar words or phrases. All forward-looking statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that may turn out to be inaccurate and could cause actual results to differ materially from those expressed in them. Many risks and uncertainties are inherent in our industry and markets. Others are more specific to our business and operations. Important factors that could cause actual events or results to differ materially from those indicated in such statements include, but are not limited to: uncertainty relating to the COVID-19 pandemic and the measures taken by governmental authorities and other third parties to combat it, including their impact on the global economy, the U.S. housing, real estate, housing finance and mortgage insurance markets, and the Company's business, operations and personnel, changes in the business practices of the GSEs, including decisions that have the impact of decreasing or discontinuing the use of mortgage insurance as credit enhancement generally, or with first time homebuyers or no very high loan-to-value mortgages; our ability to remain an eligible mortgage insurer under the PMIERS and other requirements imposed by the GSEs, which they may change at any time; retention of our existing certificates of authority in each state and the District of Columbia (D.C.) and our ability to remain a mortgage insurer in good standing in each state and D.C.; our future profitability, liquidity and capital resources; actions of existing competitors, including other private mortgage insurers and government mortgage insurers, such as the Federal Housing Administration, U.S. Department of Agriculture’s Rural Housing Service and the U.S. Department of Veterans Administration, and potential market entry by new competitors or consolidation of existing competitors; developments in the world’s financial and capital markets and our access to such markets, including reinsurance; adoption of new or changes to existing laws and regulations that impact our business or financial condition directly or the mortgage insurance industry generally or their enforcement and implementation by regulators, including any action by the Consumer Financial Protection Bureau to address the planned expiration of the "QM Patch" under the Dodd-Frank Act Ability to Repay/Qualified Mortgage Rule; legislative or regulatory changes to the GSEs’ role in the secondary mortgage market or other changes that could affect the residential mortgage industry generally or mortgage insurance industry in particular; potential future lawsuits, investigations or inquiries or resolution of current lawsuits or inquiries; changes in general economic, market and political conditions and policies, interest rates, inflation and investment results or other conditions that affect the housing market or the markets for home mortgages or mortgage insurance; our ability to successfully execute and implement our capital plans, including our ability to access the capital, credit and reinsurance markets and to enter into, and receive approval of reinsurance arrangements on terms and conditions that are acceptable to us, the GSEs and our regulators; our ability to implement our business strategy, including our ability to write mortgage insurance on high quality low-down payment residential mortgage loans, implement successfully and on a timely basis, complex infrastructure, systems, procedures, and internal controls to support our business and regulatory and reporting requirements of the insurance industry; our ability to attract and retain a diverse customer base, including the largest mortgage originators; failure of risk management or pricing or investment strategies; emergence of unexpected claim and coverage issues, including claims exceeding our reserves or amounts we had expected to experience; potential adverse impacts arising from natural disasters, including, with respect to affected areas, a decline in new business, adverse effects on home prices, and an increase in notices of default on insured mortgages; the inability of our counter-parties, including third party reinsurers, to meet their obligations to us; failure to maintain, improve and continue to develop necessary information technology systems or the failure of technology providers to perform; and, our ability to recruit, train and retain key personnel. These risks and uncertainties also include, but are not limited to, those set forth under the heading "Risk Factors" detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as subsequently updated through other reports we file with the SEC. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. We caution you not to place undue reliance on any forward-looking statement, which speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement to reflect new information, future events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events except as required by law.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.
Exhibit No. Description
99.1 NMI Holdings, Inc. Press Release Dates August 5, 2020
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMI Holdings, Inc.
(Registrant)

Date: August 5, 2020	By:	/s/ Nicole C. Sanchez
Nicole C. Sanchez
VP, Associate General Counsel